Where Food Comes From, Inc. - 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2016 Third Quarter Conference Call Script

Call date: Tuesday, November 8, 2016

Call time: 10:00 a.m. Mountain Time

Speakers call in number: 877-407-8290 or 201-689-8344

Good morning and welcome to the Where Food Comes From 2016 third quarter earnings call.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. It is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning everyone and thanks for joining us today.

Where Food Comes From delivered another solid quarter of revenue and earnings growth and cash generation.

To recap a few year-over-year financial highlights for the quarter and nine-month periods:

•	Revenue grew 10% to $3.3 million dollars in Q3 and 13% to $8.6 million dollars through nine months. We’re on a pace to achieve our 10th consecutive quarter of revenue increases as a public company.
•	Gross profit increased 9% in Q3 and 13% through nine months. Our gross margin remained flat for both periods at 48%.
•	Our SG&A expense as a percent of revenue improved a little over 100 basis points for both the three- and nine-month periods. Running a tight ship and controlling costs remains a high priority.
•	Operating income increased 20% to $362,000 for the quarter and increased 38% to $714,000 for the nine-month period.
•	Net income attributable to WFCF increased 24% to $225,000 in Q3 and 27% to $482,000 through nine months. And Q3 was our 10th consecutive straight profitable quarter.
•	The Company generated $1.2 million dollars in cash from operations through the first nine months of the year – and that included $445,000 in Q3 alone.
•	That, in turn, had a positive impact on our balance sheet, which showed cash and cash equivalents up 12% to $4.2 million from $3.8 million at year-end. Our current ratio is solid at 4.4 to 1.
•	As we told you last quarter, our IMI Global subsidiary continues to face challenges presented by a strong US dollar impacting our NHTC business in Europe and lower domestic cattle prices that are forcing producers to cut back on some verification activity. The good news is, our other business units have more than compensated for this with increased activity in areas such as organic and non-GMO verifications – and as a result we’ve been able to extend our record of year-over-year revenue and earnings growth. Since inception, our IMI Global unit has been the backbone of the company and we’re optimistic that that will continue into the future despite the recent headwinds. There are several reasons for our optimism, including the slow but steady implementation of the USDA’s Animal Disease Traceability program, recent moves by China and Saudi Arabia to re-open their borders to US beef imports, and the likelihood that US cattle prices will rebound and that the strength of the US dollar will fluctuate.

•	We mentioned in our earnings release this morning that we are closing in our 10th consecutive year of revenue growth as a public company. Beginning in 2006, when we went public, and extending through 2015, we achieved a 28% compounded annual revenue growth rate. Our ability to continue growing our business – and growing it profitably – depends on a few key factors: 1) Continued consumer demand for transparency in the food supply chain. I think we’re all pretty comfortable that that is a given. I don’t think anyone believes consumers are suddenly going to be less interested in knowing where their food comes from. 2) Our ability to continue innovating with new verification standards and new and better ways to deliver our services in ways that our customers find less intrusive, more convenient, and more cost effective. I think we are on the cutting edge in this area with our unrivaled ability to bundle multiple services, our improving IT and customer interaction systems, and our increasing development of new technologies for use of verification such as remote video auditing, genetic testing and things. And 3) Our ability to continue identifying and acquiring complementary businesses that bring us new commodity coverage, new verification standards, new customers, new talent and new technologies – all of which can help us develop new revenue streams, expand the moat around our business and continue to elevate our status as the most diversified and most progressive provider of food verification services in the world. We’ve made no secret of the fact that we’re keenly focused on M&A and we’re optimistic about our prospects for success in this area.

With that I’ll open the call to questions….operator?

Question-and-Answer Session

Operator

Thank you. At this time, we’ll be conducting a question-and-answer session. [Operator Instructions] Thank you. Our first question today is coming from the line of Paul Johnson, a private investor. Please go ahead with your question.

Unidentified Analyst

Yes, good morning. I wanted to understand what the prospects are for revenue and earnings growth organically? In other words, I understand it supports the M&A strategy. But, if we stop acquiring competitors, what would be the revenue and earnings growth potential of the existing businesses? And I have a follow-up question after that.

John Saunders

Sure. We -- thanks for the call, thanks for being on the call. We don’t provide any guidance. And the best measure I think of what you could look out from a non-organic perspective and we can -- when we say that because of the point, our truly organic business, which includes organic verification is one of our strongest growing verifications that we do. So, we spend the time looking at segments, because it’s too difficult for us to really predict what it’s going to look like just based on normal trends in the industry and our ability to continue to get customer wins that are based on our ability to bundle, which is what we are being very successful with right now in the organic and the non-genome verifications that we are doing.

Unidentified Analyst

Okay. I think I understand that I -- let me put it different way what is -- who is out there that is your competition that has the bundled strategy, whether you would acquire them or not in terms of market share -- has anything approaching what you guys have?

John Saunders

There are three to four different companies that we compete with. We talk about them pretty regularly in our filings. They’re all focused on a specific area of verification, but not necessarily bundling or have the ability to bundle on the same way that we do. So, we have certain competitors and certain markets, but not the same competitors in any of those markets. So, we have no one direct competitor that has the breadth of different verifications that we do. And just to get to back to your original question, I think both, just as I look back over the last several years and hopefully I’m answering your question is that our independent growth, which we call just our in-company growth is typically double-digit. So, I have mentioned in the script that actually when you look at it over the last nine years, I guess it would be -- it’s actually 28%, there is no way that I would say that 28% is what we would anticipate or we would expect moving forward, but it’s what we’ve done in the past. So, as we look forward, M&A continues to be a big part of what we do. So, again, it’s very difficult for me to sit here and predict exactly what that growth is going to look like.

Unidentified Analyst

No, I appreciate that. I guess, I mean that is potentially the concern that the days of the heavy [ph] growth are over and that the only way of getting it is do M&A, which is obviously one way to do it. I guess given the size of the addressable market, I would hope that there is plenty of growth potential just on our existing business. I think that’s one of the things I’m asking. For example, food labeling is barely on the radar, but there is really good margins there. And I know that’s been the strategy, I don’t think you addressed it in your release maybe because it’s still small, but can you talk about that?

John Saunders

Sure. Yes, okay. That makes make more sense to me. We have very, very definite catalysts in our industries that we’ve -- we follow very specifically, and one I’ll give you related directly to our IMI Global business, which is heavily focused on beef cattle production is the reopening or the announcement around the reopening of the Chinese market, which we lost since 2003 whit the discovery of BSE. That’s a huge market for any commodities produced in the United States but especially meet and beef, more specifically beef. China represents probably one of the fastest growing and most appealing markets for our beef exporters, one because of value, but also because of carcass utilization. So that’s a big deal for us. But, as we look even today and being election day, there is headwinds that our producer says and really uncertainty from other side that you sit on that don’t know what the trade policies are going to look like. And we don’t know what’s -- what that’s going to do for U.S. producers, which are already in a depressed state because of number of different factors, but that’s what’s going on there.

Our fastest growing division, but as you mentioned is our smallest division is organic and non-GMO verification. So, it’s growing rapidly probably at more like 30%, a lot of which is coming from our ability to bundle that with organic and other services and because we represent a much more efficient system for most of our producers to engage with something that over time is not necessarily a headache but it’s something that we all go through as we prepare taxes. So, our verifications require work on the part of the participants. So, it’s something that they really have to be engaged with. And as we look at that over time, our ability to bundle and create these niches for a Company and we continue to expand that puts us in a position that when our rapid market expansions which is what we are seeing with non-GMO verifications, right now what we could see with a reopening of beef exports to China, we are prepared and we are ready to provide that service to our producers and in a very quick way. So we have to be able to be ready for that moment when it happens, whatever that industry is in to be scalable.

Unidentified Analyst

Okay. That’s helpful. Thank you. And I just have one more question and I’ll go back into queue. Any potential for expanding beyond, I know Heinen’s has been a major customer and we love an update on that but Whole Foods or other leading retailers, any potential there?

John Saunders

Yes, we recently announced, I think this maybe what you’re referring to is our millers, poultry relationship which is the Pine Manor product that’s sold at Whole Food. So we are in about 150 Whole Food stores with a number of different chicken products. We see that business having a real potential to grow. We’ve altered a few different aspects of the program to better reflect those customers, which are using exclusively Where Food Comes From subsidiaries as a means of verification. So, a forward example is that I was recently at the Dairy Forum, which Danone Yogurt puts on. And we are working with them on three different product lines, through our non-GMO project affiliation to provide non-GMO verification. They’re also utilizing our Validus subsidiaries, animal welfare program on over 90% of their U.S. suppliers.

So, as we move forward, we think that customers like Danone will want to use not only that the different certifications that we offer, but that also use the Where Food Comes verification to signify the company and the group of companies that are providing that third-party verification for them. So, we are able to leverage our verification and our ability to tell the truth about what a great company, Danone is what they are doing to reinforce that within their supply base. They’ve got a very public statement that their CEO is coming out with call the pledge. And it’s very exciting and it’s something that all of the suppliers and all of the employees at Danone right up to the CEO are extremely excited about it is and future of producing yogurt. And it’s their opportunity to have a positive impact on everybody around the world and all those people that enjoy yogurt every day. So we are proud to be a part of that and work with them.

So, we see the evolution and that the program being much more of a partnership with the company and that it represents a deep understanding between the companies around what our role is as a third-party verifier and what their role is as a company producing a product in a verifiable and consumer driven way.

Operator

Thank you. [Operator Instructions] The next question comes from the line of Marc Robins with Catalyst Research. Please proceed with your question.

Marc Robins

Hey, thank you very much. John, nice bottom line, but I apologize, I got in minute seven, and I guess I missed some of the verbiage that you started your call with. So, I’m going to ask you to repeat a couple of things. And given the fellow was asking, I think has to do with revenue growth. So, forgive me. It looks like the 8%was a little lower than many expectations as that do -- and as I remember, third and fourth quarters are your stronger quarters, your seasonally stronger quarters. Is that because of very weak beef pricing or I missed the commentary, it just seems a little bit out of line. That’s all.

John Saunders

Okay. So, you said 8%, I’m not sure which one you’re talking about.

Marc Robins

I’m sorry, just one minute, forgive me. And it looked to me like from this quarter versus year ago quarter, revenues were up only 8%.

John Saunders

No, they were up 10%.

Marc Robins

Up 10%, there you go.

John Saunders

Yes, specifically it is I would say exclusively due to a lackluster beef market today. And that is compounded when you look at not only weak beef prices, but you also look at a strong dollar globally, which impacts our export market profitability, which means that you have even more cattle and more beef that are on the U.S. So, all segments within the beef industry have been affected. Why that matters because the third quarter is quarter when the majority of the beef cattle move from their source of origin to grade. So, it’s where our revenue has been. So, again, I would say we had double-digit growth in light of those headwinds. So, if I were sitting in your shoes, it would be -- while what’s going on with these other businesses and those units that’s more than compensating for what I think we are all seeing as the beef producers on the call, so I would say it’s historic, it’s no less historic than Avian influenza for the poultry industry the last two years and that the pork industry dealt with on PEDV. So again, I think the major pork market that it’s double digital growth in spite of the fact that we have these issues.

Marc Robins

Fully understood, fully understood. Thank you. Appreciate the clarification.

Operator

Thank you. At this time, I will turn the floor back to John Saunders for closing remarks.

John Saunders

Well, another historic day-to-day, not only because what comes from the third quarter earnings call but make sure everybody goes out and does look for it and votes. And again, we appreciate your support and look forward to talking to you, I guess it will be another after -- the yearend call. So probably be March I guess, sometime around then look forward -- sorry February. Thanks, everyone. Take care.

Operator

This concludes today’s conference. Thank you for your participation. You may disconnect your lines at this time.